Exhibit 99.1
                                  News Release

October 24, 2000                                          Symbols:  CDNX - WIZ
                                                                     OTC - WIZZF
                                                                     FWB - WSJ

                     WSi Interactive Facilitates Acquisition

WSi Interactive Corporation is pleased to announce that it has facilitated the acquisition of Active Ortho Research and Development Inc., a privately held company based in British Columbia, by Southport Capital Corp., a capital pool company on the CDNX (symbol: SPC).

On conclusion of its IPO, Southport Capital began to negotiate an agreement with Active Ortho and its shareholders. The parties have now executed a formal agreement for the acquisition, details of which are contained in the news release issued by Southport today. Upon completion of the acquisition, WSi Interactive Corporation will receive a finder's fee of 600,000 shares of Southport Capital Corp. for arranging the transaction, subject to CDNX approval. The finder's fee is further subject to the acquisition receiving approval from both CDNX and the shareholders of Southport. Theo Sanidas, Bryan Kanarens and James Harris, who are directors and/or officers of WSi, are also directors and/or officers of Southport and are existing shareholders of Southport. If completed, the finder's fee shares shall be subject to escrow restrictions in accordance with the policies of the CDNX.

Active Ortho is developing a web-based business under the domain name www.sportsmedaccess.com in partnership with medical practitioners and researchers at a sports medicine centre located at the University of British Columbia in Vancouver. The business will be an online, patient care and practitioner management system designed exclusively for sports medicine practitioners, patients and health insurance payers, all of which will be compliant with the U.S. Government HIPPA Act of 1996. The Company intends to transform the sports medicine business by accelerating patient recovery time and improving treatment outcomes while reducing practitioner and payer costs.

In addition to facilitating the acquisition of Active Ortho, WSi is providing comprehensive incubation services for SportsMedAccess.com on a fee for services basis. This arrangement demonstrates WSi's evolving business model and its ability to invest in and provide technical assistance to Internet based businesses and generate revenue while minimizing risk.

Southport Capital Corp. is a capital pool company whose principal business is to identify and evaluate opportunities for the acquisition of an interest in assets or businesses. Once identified and evaluated, Southport will negotiate an acquisition or participation subject to receipt of shareholder approval and acceptance for filing by the Exchange.
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About WSi Interactive Corporation

WSi generates revenue by marketing and selling products and services based on its core competencies of integrated marketing, web and business development services and by investing in content and infrastructure of Internet businesses. The three divisions that represent the core of WSi are direct marketing, Internet marketing, and web development and hosting services. All three are complementary and provide total solutions to a wide variety of client objectives. These divisions are complemented by a dedicated team of business development professionals who actively seek growth opportunities and investments for WSi. WSi generates revenue from new businesses by providing development support based on those same core competencies.

To receive information on WSi by e-mail, please forward your Internet address to: info@ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.